Exhibit 4.73

Integrated Service Agreement 2020-2022

between

China United Network Communications Group Company Limited

and

China United Network Communications Corporation Limited

October 21, 2019

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Contents

1.	BASIC PRINCIPLES	4

2.	BASIC CONTENTS OF THE INTEGRATED SERVICE	5

3.	PRICING PRINCIPLE AND PAYMENT	6

4.	TERM	6

5.	REPRESENTATIONS, WARRANTIES AND COMMITMENTS	7

6.	EFFECTIVENESS	7

7.	FORCE MAJEURE	7

8.	CONFIDENTIALITY	8

9.	NO WAIVER	8

10.	NOTIFICATION	8

11.	GOVERNING LAW	8

12.	SETTLEMENT OF DISPUTES	8

13.	MISCELLANEOUS	8

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This Integrated Service Agreement (hereinafter referred to as “the Agreement”) has been entered into by the parties below on October 21, 2019 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”):

(1)	Party A: China United Network Communications Group Company Limited (hereinafter referred to as “Unicom Group”)
Address: No. 21 Financial Street, Xicheng District, Beijing
Legal representative: Wang Xiaochu

(2)	Party B: China United Network Communications Corporation Limited (hereinafter referred to as “Unicom Operations Company”)
Address: No. 21 Financial Street, Xicheng District, Beijing
Legal representative: Wang Xiaochu

Each party of the Agreement is hereinafter individually referred to as “Party”, and collectively as “Parties”.

WHEREAS:

(1)	Unicom Group is a company with limited liability established and validly existing under the PRC laws and engages in the operation of comprehensive telecommunications business. China United Network Communications Limited (hereinafter referred to as “Unicom A-Share Company”) is a joint stock limited company established and existing under the PRC laws. Its shares have been listed and traded on the Shanghai Stock Exchange (hereinafter referred to as “SSE”) since October 9, 2002. Unicom Group is the controlling shareholder of Unicom A-Share Company;

(2)	Unicom A-Share Company indirectly controls China Unicom (Hong Kong) Limited (hereinafter referred to as “Unicom Red Chip”) through China Unicom (BVI) Limited (hereinafter referred to as “Unicom BVI”). Unicom Red Chip is a company with limited liability incorporated in the Hong Kong Special Administrative Region of the PRC (hereinafter referred to as “Hong Kong”) and its shares are listed and traded in Hong Kong and the U.S. respectively;

(3)	Unicom Operations Company is a foreign invested enterprise established and existing under the PRC laws and is wholly owned by Unicom Red Chip. Unicom Operations Company principally engages in the operation of mobile communications service, fixed communications service, data communications service, various telecom value-added services, domestic and international communications facilities services, as well as system integration services related to communications information service nationwide;

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(4)	For the purpose of the operation of telecommunications service by Unicom Red Chip and its subsidiary, pursuant to the relevant requirements under the Rules Governing the Listing of Stocks on Shanghai Stock Exchange (hereinafter referred to as “the SSE Rules”) that is applicable from time to time and the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter referred to as “the HKEX Rules”) that is applicable from time to time, Unicom Group and its subsidiaries (excluding Unicom A-Share Company and any subsidiaries controlled by it) reached a series of continuing connected transaction arrangements (hereinafter referred to as “the Continuing Connected Transaction Arrangements”) with Unicom Operations Company. According to the SSE Rules and the HKEX Rules, such Continuing Connected Transaction Arrangements shall be announced in accordance with the respective listing rules applicable to Unicom A-Share Company and Unicom Red Chip Company. The above Continuing Connected Transaction Arrangements have a term of three years, commencing from January 1, 2020 and ending on December 31, 2022.

Based on the actual implementation of the Continuing Connected Transaction Arrangements, after the joint review and discussion and on the basis of equality and mutual benefit, the Parties hereby agree on the following:

1.	Basic Principles

1.1	The “Integrated Service” under the Agreement refers to certain services and facilities provided from one Party to the other Party or mutually provided between the Parties, with the receiving Party paying relevant fees (hereinafter referred to as “the Service Fee”) to the providing Party. Unless otherwise agreed to, the Parties are entitled to arrange its controlled subsidiaries (to be determined based on the Accounting Standard for Business Enterprises revised by the Ministry of Finance from time to time) to provide or receive as well as charge or pay for services as per the terms and conditions of the Agreement.

1.2	The services and/or facilities provided by any Party to the other Party as per the Agreement shall be regarded as paid transactions in the business exchanges between companies, where the former Party has the right to charge a reasonable amount of fees for the services and/or facilities it provides pursuant to the fair market principle and the latter Party shall fulfill the corresponding payment obligation.

1.3	The conditions and quality of services and/or facilities provided by either Party to the other Party shall not be any worse than those of the same or similar services and/or facilities it provides to any third party. While exercising rights or fulfilling obligations under the Agreement, the Parties shall observe the principle of fair trade.

1.4	In case that either Party requires the other Party to increase the services and/or facilities provided under the Agreement, the other Party shall make its best efforts to provide the requested services and/or facilities, with conditions of such services and/or facilities no worse than those provided to any third party.

1.5	In case that the services and/or facilities under the Agreement cannot be provided in whole or in part by one Party not because of its own reasons, the Party in question shall promptly notify the other Party, and do its best to help the other Party to get the same or similar services and/or facilities from other sources.

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1.6	The services and/or facilities provided under the Agreement shall comply with the purpose of use as agreed upon by the Parties and the standards prescribed by the State.

1.7	For any losses inflicted on the counterparty as a result of breach of the Agreement by any Party, the inflicting Party shall bear the corresponding liabilities to the other Party for the breach (including but not limited to direct and indirect losses inflicted on the other Party for breach of the Agreement). However, the inflicting Party shall not be held liable for losses caused by force majeure.

1.8	While either Party is fulfilling its obligations under the Agreement, the other Party shall provide reasonable assistance where necessary.

1.9	Pursuant to the premise of article 1.3 of the Agreement and on condition that the charges from the providing Party do not exceed those from an independent third party, the receiving Party agrees to prefer the services provided by the providing Party.

1.10	If there is an independent third party within the jurisdiction of one Party where the services are provided, and the third party: (i) provides higher quality of services than that of the providing Party; or (ii) charges less than that of the providing Party for the same level of services; then the receiving Party has the right to terminate the services provided by the providing Party within the jurisdiction following a written notice to the providing Party, and bear no liability.

2.	Basic Contents of the Integrated Service

2.1	The integrated service mutually provided between the Parties under the Agreement and the associated agreements are set out in the following appendices:

Appendix 1:       Lease of Telecommunications Resources (Provided by Party A to Party B);

Appendix 2:       Lease of Buildings (Mutually provided);

Appendix 3:       Telecom Value-Added Service (Provided by Party A to Party B);

Appendix 4:       Materials Procurement (Provided by Party A to Party B);

Appendix 5:       Engineering Design and Construction (Provided by Party A to Party B);

Appendix 6:       Peripheral Telecom Service (Provided by Party A to Party B);

Appendix 7:       Integrated Service (Mutually provided);

Appendix 8:       Shared Service (Mutually provided);

Appendix 9:       Financial Service (Provided by Party B to Party A).

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3.	Pricing Principle and Payment

3.1	The pricing principle and/or service fee under the Agreement are set out in the Appendices to the Agreement.

3.2	Calculation of the exact amount of service fee under the Agreement is subject to the relevant accounting standards applicable from time to time in China.

3.3	In case that the Parties cannot agree upon the amount of service fee under the Agreement, they shall jointly submit the matter to the competent authority for the latter to determine with reference to the spirit and provisions of the Agreement and in accordance with price-related national policies and regulations. The decision of that authority shall be deemed final and binding on the Parties.

3.4	As per the pricing principle and standard contained in the Agreement and the appendix hereto, either Party shall pay the other Party in a timely manner for the corresponding services it receives.

3.5	In case that either Party does not pay the service fee as agreed upon by the Parties in due course, then for each day exceeding the time limit, the defaulting Party shall pay the other Party a late fee of 0.05% of the amount overdue; in case that the time limit is exceeded by 60 days and above, the receiving Party may opt to suspend the corresponding service following a written notice to the defaulting Party. If the defaulting Party still does not pay the service fee 30 days after receipt of the notice, the receiving Party may declare termination of the corresponding service. However, the suspension or termination of such services shall not affect any prior rights or obligations of the Parties that have already occurred or arisen under the Agreement.

3.6	In each October, the Parties shall carry out a review of the pricing standards and other provisions for the next fiscal year in regard to the services and facilities provided as per the Agreement, for which a supplementary agreement is to be signed. If the Parties do not reach a consensus prior to the above deadline in regard to the provisions of the supplementary agreement, then the pricing standards and relevant provisions for the current year shall apply in the next fiscal year before the Parties arrive at a consensus or the discrepancies between the Parties are duly addressed pursuant to Article 3.3 of the Agreement.

4.	Term

4.1	The effective date of this Agreement shall be determined in accordance with Article 6 of the Agreement, and end on December 31, 2022.

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4.2	Unless Party B informs Party A of no renewal via a written notice at least 60 days in advance, the Agreement shall be automatically renewed for another 3 years at the expiry of the Agreement or its extension period as long as the relevant laws, regulations or regulatory rules are applied.

5.	Representations, Warranties and Commitments

5.1	Representations, warranties and commitments of the Parties

The Parties make the following representations, warranties and commitments to each other:

5.1.1	It has full power and authority (including but not limited to the approval, consent or permission from competent government departments) to sign the Agreement and its appendices;

5.1.2	The Agreement and its appendices are valid and binding upon signed and sealed in the manner provided in the Agreement, with compulsory execution permissible as per its provisions;

5.1.3	Any provisions in the Agreement and its appendices are not in violation of the laws and regulations of PRC.

6.	Effectiveness

The Agreement shall come into force from the date appearing atop the main text of the Agreement subject to the review and approval by the stockholders’ meeting of Unicom A-Share Company and the Board of Directors of Unicom Red Chip Company as well as signatures and seals by the Parties.

7.	Force Majeure

If any Party is unable to perform the relevant obligations under this Agreement and its relevant appendices in accordance with the applicable provisions as a result of any force majeure events, the occurrence and consequence of which are unforeseeable or unavoidable and cannot be overcome, such Party shall immediately inform the other Party of the situation and within 15 days of any such occurrence, provide the relevant details and valid supporting documents for the failure or partial failure in performing or the reasons for the postponement of the performance of the relevant obligations under this Agreement and the related appendices. The Parties shall negotiate with each other and decide whether to suspend, partly waive or postpone the performance of such obligations according to the extent of the impact of the force majeure events on the performance of the obligations.

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8.	Confidentiality

Save as otherwise required by the laws or the relevant regulatory authorities, or for the purpose of any disclosures to be made by Party B to regulatory authorities, neither Party shall be entitled to provide or disclose any data or information relating to the services of the other Party to any company, enterprise, organization or individuals without the permission in writing from the other Party.

9.	No Waiver

Unless otherwise required by the laws, no failure or delay by either Party in exercising any of its rights, powers or privileges shall be deemed to be a waiver of such rights, powers or privileges, and any partial exercise of the rights, powers or privileges shall not prejudice the future exercise of such rights, powers or privileges.

10.	Notification

Any notice relating to this Agreement shall be made in writing and delivered from one Party hereto to the other Party by a designated person, or by way of facsimile or by mail. If such notice is delivered by a designated person, it shall be deemed to have been served upon delivery. If it is sent by facsimile, it shall be deemed to have been served when the fax machine indicates the fax has been sent. If such notice is delivered by mail, it shall be deemed to have been served on the third working day (extended in the event of any statutory holidays) after dispatch of the mail. Any notice shall take effect once served.

11.	Governing Law

This Agreement is governed the PRC laws (for the purpose of this Agreement, laws of Hong Kong, Macau and Taiwan are excluded, similarly hereinafter) and shall be construed and enforced in accordance with such laws.

12.	Settlement of Disputes

Except otherwise stated in Article 3.3 of this Agreement, all disputes resulting from the execution of this Agreement or relating to this Agreement shall be settled by the Parties through friendly negotiations. If an agreement for the settlement of the dispute cannot be reached within thirty (30) days upon request by one Party for settling the dispute through negotiation, either Party shall be entitled to refer the dispute to China International Economic and Trade Arbitration Commission to be solved through arbitration in Beijing by three (3) arbitrators pursuant to the then effective arbitration rules. The language for arbitration shall be Chinese. The arbitration decision shall be final and binding on both Parties. Unless otherwise required by the arbitration tribunal, the arbitration fees shall be borne by the losing Party.

13.	Miscellaneous

13.1	Once the Agreement takes effect, the previous continuing connected transaction arrangements shall end on December 31, 2019.

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13.2	Appendix 1 to 9 to this Agreement are integral parts of the Agreement and have the same effect as the body of the Agreement. In case of any inconsistency between the agreement in the appendix to the Agreement and the body of the Agreement, the agreement in the appendix to this Agreement shall prevail.

13.3	Upon reaching agreements through negotiation, the Parties may amend or supplement this Agreement and its appendices, and all such amendments or supplements shall take effect after signed by the legal or authorized representatives of the Parties and sealed with their special seals for contractual uses.

13.4	This Agreement is severable, that is, if any article under this Agreement and its appendices is confirmed to be in violation of the laws and unenforceable, this shall not affect the validity and enforceability of any other articles of this Agreement and its appendices.

13.5	This Agreement is signed in quadruplicate with each party holding two copies. All copies shall have equal legal effect.

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(There is no text in this page)

China United Network Communications Group Company Limited (Seal)

Legal or authorized representative: /s/ Wang Fang

China United Network Communications Corporation Limited (Seal)

Legal or authorized representative: /s/ Jiang Aihua

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Appendix 1:   Lease of Telecommunications Resources

1.	Lease of Telecommunications Resources

The Parties agree that Party B may lease Party A’s international telecommunications channel gateways (including international submarine cable landing stations, international terrestrial cable entry points, landing stations or entry extension terminal stations, as well as international satellite earth stations), international telecommunications service gateways (including international voice exchanges, international signaling transfer points, international ATM/FR nodes, international transmission/DDN nodes, international nodes for IP networks and international internet gateways (IIGs)), international submarine cable capacity, international terrestrial cable and other international telecommunications resources (“International Telecommunications Resources”), as well as other telecommunications facilities owned by Party A and needed by Party B in its operations (“Telecommunications Resources and Facilities”).

2.	Contents of the Lease of Telecommunications Resources and Facilities

2.1	Party B leases international telecommunications resources owned by Party A.

2.2	Party B leases other telecommunications resources and facilities owned by Party A.

2.3	The Parties shall make adjustments to the scope, type and quantity of telecommunications resources and facilities based on the actual situations. Such adjustments shall be confirmed once a year.

3.	Relevant Obligations

3.1	Party B shall be responsible for maintaining the leased international telecommunications resources at its own expense in accordance with relevant regulations and specifications.

3.2	The Parties shall determine through consultation which Party is to undertake the maintenance task in part or in full for the telecommunications facilities, in which case the relevant costs shall be borne by Party B (unless otherwise agreed by the two Parties); if Party A undertakes the maintenance task in part or in full for the telecommunications facilities, Party B shall make compensations to Party A for the costs arising therefrom.

3.3	Party B shall make proper use of the leased telecommunications resources and facilities. In the validity of this Appendix and to the extent permitted by the laws where applicable, Party B shall be entitled to lease the telecommunications resources and facilities to third parties as part of its normal Network Elements lease service, for which the rates shall be based on relevant state regulations and the principle of fairness and reasonability.

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3.4	If Party B deems it necessary to suspend the telecommunications resources and facilities for the sake of maintenance and other reasons, a prior notice shall be issued to Party A within a reasonable period of time.

4.	Quality Assurance

4.1	Party A shall ensure that the quality of its telecommunications resources and facilities to be leased are in line with national standards and regulations.

4.2	Party B shall ensure that its telecommunications equipment connected to the telecommunications resources and facilities is in line with the quality standards and technical requirements of the competent national authorities.

5.	Fees and Payment

5.1	The rental fee to be paid by Party B for the telecommunications resources and facilities shall be equal to the annual depreciation expense of such resources and facilities and no higher than the market price.

5.2	Within three months after the end of each year, the Parties shall carry out a review of the rental fee of the telecommunications resources and facilities (if necessary) provided pursuant to this Appendix. Adjustments shall be made in the next year with regard to the rental fee errors (if any) identified in the review process.

5.3	The expenses to be paid under the above Article 3.2 of this Appendix shall be determined with reference to the market price. In case that no market price is available, the price shall be worked out by the Parties through negotiation. And the price shall be determined on a basis of reasonable cost plus reasonable profit, and the “reasonable cost” means the cost to be determined by the Parties through negotiation.

5.4	While determining the price standard or reasonable profit, the management, where practicable and feasible, should refer to at least two concurrent similar comparable transactions made with independent third parties or relevant industry profit rates.

5.5	Within ten working days following the end of each quarter, Party B shall provide to Party A a list of rental charges of the previous quarter, as well as a list of the charges and fees provided pursuant to aforementioned Article 5.3 of this Appendix. Meanwhile, Party B shall pay Party A the balance of rental charges after deduction of the relevant charges provided pursuant to Article 5.3 hereinbefore. After receipt of the payment, Party A shall issue a statement of payment to Party B. Where dispute arises, adjustments shall be made in the next quarter upon confirmation by the two Parties.

5.6	The Parties shall pay rental charges and fees in light of the articles heretofore. In the event of overdue payment, a penalty charge of 0.05% of the amount due will be imposed on the Party owing the payment for each day (1 day) of the outstanding payment.

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6.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceilings shall all be RMB600 million regarding to the telecommunications resources and facilities leased by Party B from Party A.

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Appendix 2:   Lease of Buildings

1.	Lease Scope and Purpose

1.1	Party A and Party B agree to lease buildings and related auxiliary equipment owned respectively by their branches, subsidiaries, affiliated companies or controlled enterprises or units (“subsidiary companies”) to each other for the purpose of production and operation. Both Parties confirm that such subsidiary companies hereinbefore have agreed to entrust Party A and Party B with the rights to lease the buildings under this Appendix.

Party A agrees to lease its own buildings and related auxiliary equipment under this Appendix (“Party A’s Buildings) to Party B; and Party B agrees to rent Party A’s Buildings and pay the consideration accordingly. Meanwhile, Party B agrees to lease its own buildings and related auxiliary equipment under this Appendix (“Party B’s Buildings) to Party A; and Party A agrees to rent Party B’s Buildings and pay the consideration accordingly.

1.2	Party A and Party B agree that the buildings leased from the other Party are to be used for business operation in accordance with the law within the scope permitted. One Party may re-lease the other Party’s buildings to a third party upon the written permission of the other Party herein. However, the sublessor shall still bear the responsibilities and obligations under the Appendix for the leased buildings.

2.	Lease Term

2.1	The lease term of the buildings under the Appendix shall be determined by the Parties in accordance with the specific lease situation of each leased building, but shall be subject to the provisions of Article 2.2 of this Appendix.

2.2	If the lessee commits one of the behaviors described hereinafter, the lessor is entitled to immediately terminate the lease of the buildings under this Appendix:

(1)	The lessee subleases or lends the lessor’s buildings to other parties without the lessor’s consent (excluding subleasing or lending to the affiliated companies or associated companies of the lessee);

(2)	The lessee breaches the agreed provisions of lease purposes, or uses the lessor’s buildings to carry out unlawful or illegal activities and infringes the interests of the public.

2.3	On the expiry of this Appendix, if the lessee waives the right to renew the lease according to this Appendix, but is unable to actually return the rental buildings to the lessor due to business operation, the lessor shall extend, as appropriate, the lease term, and be entitled to charge the lessee for the extension. The specific amount shall be determined by the lessee and the lessor through negotiation.

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3.	Rents and Payment

3.1	Party A and Party B agree that the specific rent of the buildings and the auxiliary equipment leased to each other shall be determined by both Parties based on the market price. If the market price is not available or unable to determine, the rent shall be determined based on the negotiated price by the Parties.

(1)	Market price refers to the market price or charging standard applicable to the same or similar assets or services provided by an independent third party under normal commercial terms.

(2)	Negotiated price refers to the price determined based on the reasonable cost plus the tax paid in the leasing link and reasonable profit.

(3)	While determining the price standard or reasonable profit, the management, where practicable and feasible, should refer to at least two concurrent similar comparable transactions made with independent third parties or relevant industry profit rates.

3.2	Party A and Party B agree that separate execution documents may be signed regarding the leasing of each Party’s individual buildings in order to stipulate the terms and conditions applicable to the individual leased buildings. However, the execution documents shall be in line with the principles, guidelines, terms and conditions provided by this Appendix.

3.3	A review of the rent provided in this Article shall be carried out once a year, and whether adjustments are needed as well as the specific rental prices after adjustments shall be determined by both Parties through negotiation. Only the adjusted rent shall be no higher than the market price.

3.4	The rent shall be settled once every quarter, and the settlement date shall be the last day of each quarter. Should the last day be Saturday, Sunday or public holiday, the settlement date shall be postponed to the first working day after the end of the holiday.

3.5	All administrative fees and other fees arising from the lease of Party A’s Buildings or Party B’s Buildings charged by the state and local government shall be borne by the lessor, unless otherwise expressly stated in this Appendix.

3.6	The lessee shall pay the rent to the lessor in accordance with this Article. In the event of overdue payment, a penalty charge of 0.05% of the amount due will be charged by the lessor for each day (1 calendar day, similarly hereinafter) of outstanding payment.

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4.	Repairing and Refurbishment during Lease Term

The lessor shall undertake the obligation of repairing and refurbishing the buildings during the lease term and bear the costs arising therefrom. If the lessee plans to carry out any necessary decoration construction in the leased building, which involves the transformation of the main structure of the building, unless otherwise stated in this Appendix, the lessee should consult the lessor in advance, and a written agreement shall be reached before any construction is conducted. However, the lessor shall not reject or delay the lessee’s request for the transformation of the main structure of the building without reasonable grounds. With the main structure of the building remaining untouched, the lessee can make alteration and addition at its own expenses without informing the lessor or obtaining its consent. The additions or values arising from the decoration, alteration or addition made by the lessee or the lessor during the lease term shall belong to the lessor.

5.	Change of Lessor

5.1	In the event that the lessor transfers the ownership of its leased building to a third party, this Appendix shall remain valid for the new owner of the building.

5.2	The lessor shall inform the lessee three months prior to the sale of the ownership of the leased building. Under the same terms, the lessee has the right of preemption to the building.

6.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for Party B leasing buildings from Party A shall all be RMB2.5 billion, and that for Party A leasing buildings from Party B shall all be RMB100 million.

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Appendix 3:   Telecom Value-Added Service

1.	General Description of Service Contents

Party A (or its subsidiaries) as a provider offers various value-added services to Party B’s subscribers through all kinds of telecommunications networks and data platforms.

2.	Settlement

2.1	With regard to the actual cash revenue generated from the value-added services described in this Appendix offered by the provider to Party B, the settlement shall be made between the respective branches of Party B and the provider in line with the average proportion of revenue sharing between Party B and the content providers/service providers (CPs/SPs) of the same kind who are independent from the provider in the same market area.

2.2	Settlement shall be based on Party B’s billing information.

2.3	Both Parties agree that the settlement should be made once a month directly by each Party’s relevant subordinated bodies in accordance with the settlement principles stated in this Appendix.

3.	Obligations

3.1	Where the services under this Appendix may be affected due to any Party’s network construction (including but not limited to capacity expansion or transformation), the Party carrying out the construction work shall inform the other Party six months in advance.

3.2	Both Parties shall conduct network maintenance in line with related regulations issued by competent national telecommunications authorities from time to time, so as to ensure the normal operation of the whole network.

3.3	Without the consent of the other Party, neither Party shall suspend the telecommunications generated from services under this Appendix. When telecommunications were suspended or severely impeded, both Parties shall take effective measures immediately to recover the telecommunications service.

4.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for various value-added services received by Party B from Party A is RMB500 million respectively.

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Appendix 4:   Materials Procurement

1.	Scope of Materials Procurement Service

1.1	The materials procurement service items provided by Party A to Party B under this Appendix include but not limited to:

(1)	Procurement of imported telecom materials;

(2)	Procurement of domestic telecom materials;

(3)	Procurement of domestic non-telecom materials.

Abovementioned procurement services include management of bidding and tendering, review of technical specifications, installation, consultation, and agent services.

1.2	The proprietary materials sold by Party A directly to Party B mainly include cables and modems.

1.3	Party A also provides Party B with storage and transportation services related to materials procurement service and direct materials procurement.

2.	Service Fee and Payment

2.1	Party B shall pay service fees to Party A for purchasing equipment:

(1)	The pricing and/or charging standard of the commission for the domestic materials procurement service under this Appendix shall not exceed 3% of the materials procurement contract amount;

(2)	The pricing and/or charging standard of the commission for the imported material procurement service under this Appendix shall not exceed 1% of the materials procurement contract amount;

(3)	The pricing standard of the proprietary materials sold by Party A to Party B, and the pricing and/or charging standard of the commission for storage and transportation services related to materials procurement services and direct materials procurement under this Appendix shall be determined with reference to the market price. If the market price is not available or unable to determine, it shall be determined based on the negotiated price by the Parties.

①	Market price refers to the market price or charging standard applicable to the same or similar assets or services provided by an independent third party under normal commercial terms.

②	Negotiated price refers to the price determined based on the reasonable cost plus the tax paid in the leasing link and reasonable profit.

③	While determining the price standard or reasonable profit, the management, where practicable and feasible, should refer to at least two concurrent similar comparable transactions made with independent third parties or relevant industry profit rates.

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2.2	Party B agrees to pay service fees to Party A every month.

In the event of overdue payment, Party B shall pay Party A a penalty at the rate of 0.05% of the amount overdue for each day.

3.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for the materials procurement service received by Party B from Party A is RMB1 billion respectively.

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Appendix 5:   Engineering Design and Construction

1.	Main Contents

Party A shall provide the following services under the Appendix for Party B in terms of engineering design and construction:

1.1	Engineering design, including:

Planning and design, engineering investigation, communications circuit engineering (including pipeline projects, fiber and power cable projects, and overhead pole line projects), communications equipment projects (including phone switching projects, transmission projects, data and multimedia projects, communications power and air-conditioning projects, microwave communications projects and technical support system projects) and corporate communications projects;

1.2	Engineering construction, including:

Communications equipment, communications lines, communications power (including air conditioners for communications), communications pipelines and technical service support system;

1.3	Engineering supervision; and

1.4	IT services, including:

Office automation, software testing, network upgrading, R&D of new services, and development of support systems.

2.	Pricing Principle

2.1	Except the situation described in Article 2.2, the pricing and/or charging standards for engineering design and construction service under this Appendix, shall be set in accordance with the market price. Market price refers to the market price or charging standard applicable to the same or similar products or services provided by an independent third party under normal commercial terms. While determining the price standard, the management, where practicable and feasible, should refer to at least two concurrent similar comparable transactions made with independent third parties.

2.2	The receiving party shall decide the specific provider of engineering design and construction service by means of bidding. The qualifications and conditions of the provider shall be no lower than an independent third party, and is in an equal position with the independent third party to engage in the bidding. In this case, the pricing shall be determined based on the final price confirmed by the bidding and tendering procedure.

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3.	Service Payment

3.1	Party B shall pay for the service from Party A or Party A’s fiduciaries in a timely manner in accordance with the pricing and charging standards defined in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document.

3.2	If Party B fails to pay for the relevant service fee as scheduled according to the provisions in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document, Party B shall pay Party A 0.05% of the overdue amount as fine for delaying payment every one (1) day (calendar day, hereinafter inclusive); if the payment is deferred for sixty (60) days, Party A may inform Party B in written form of the suspension of the service; if Party B fails to pay the relevant service fee within thirty (30) days upon the receipt of the written notification, Party A may declare the termination of the relevant service. However, the suspension or termination of the service will not affect the rights and obligations that have arisen between the Parties under this Appendix.

4.	Priority

4.1	Unless otherwise stated in this Appendix, for the same service, if the terms and conditions offered by an independent third party to Party B are not superior to those offered by Party A, Party B shall give a priority to Party A.

4.2	Party A makes commitment to Party B that the conditions that Party A offers to a third party will not be better than that it offers to Party B concerning the same or similar services under this Appendix.

4.3	Only under the circumstance that services provided by Party A for Party B under this Appendix will not be affected, may Party A have the right to provide services for a third party.

5.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for the engineering design and construction service received by Party B from Party A is RMB6.5 billion respectively.

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Appendix 6:   Peripheral Telecom Service

1.	Main Contents

The peripheral telecom service provided by Party A to Party B under this Appendix include: the provision of the peripheral telecom services including pre-sale, sale and after-sale of various communications services, such as installation, disassembly, transfer and repair of user-side communications equipment, agential sale of some communications products, bills printing and mailing, collection of telephone charges, production of SIM cards and customer development; collection and feedback of market and customer information; as well as maintenance of auxiliary equipment of communications bureaus or rooms (such as air conditioners and firefighting equipment) and telephone booths.

2.	Pricing Principle

2.1	The pricing and/or charging standards for peripheral telecom service under this appendix shall be set based on the market price. If the market price is not available or unable to determine, it shall be determined based on the negotiated price by the Parties.

(1)	Market price refers to the market price or charging standard applicable to the same or similar assets or services provided by an independent third party under normal commercial terms.

(2)	Negotiated price refers to the price determined based on the reasonable cost plus the tax paid in the leasing link and reasonable profit.

(3)	While determining the price standard or reasonable profit, the management, where practicable and feasible, should refer to at least two concurrent similar comparable transactions made with independent third parties or relevant industry profit rates.

2.2	The specific amount of service fees under this Appendix shall be calculated pursuant to the relevant accounting principles applied in China from time to time (if applicable).

2.3	Party A and Party B shall review the pricing standards of every service and facility provided according to this Appendix for the next accounting year before December 31 of every year (if necessary).

2.4	Party A and Party B are expected to sign specific execution documents as needed concerning certain service provision. The execution documents shall specify the services required by Party B and the binding principles, norms, and terms and conditions under this Appendix.

3.	Payment

3.1	Party B shall pay for the service from Party A or Party A’s fiduciaries in a timely manner in accordance with the pricing and charging standards defined in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document.

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3.2	If Party B fails to pay for the relevant service fee as scheduled according to the provisions in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document, Party B shall pay Party A 0.05% of the overdue amount as fine for delaying payment every one (1) day (calendar day, hereinafter inclusive); if the payment is deferred for sixty (60) days, Party A may inform Party B in written form of the suspension of the service; and if Party B fails to pay the relevant service fee within thirty (30) days upon the receipt of the written notification, Party A may declare the termination of the relevant service. However, the suspension or termination of the service will not affect the rights and obligations that have arisen between the Parties under this Appendix.

4.	Priority

4.1	Unless otherwise stated in this Appendix, for the same service, if the terms and conditions offered by an independent third party to Party B are not superior to those offered by Party A, Party B shall give a priority to Party A.

4.2	Party A makes commitment to Party B that the conditions that Party A offers to a third party will not be better than that it offers to Party B concerning the same or similar services under this Appendix.

4.3	Only under the circumstance that services provided by Party A for Party B under this Appendix will not be affected, may Party A have the right to provide services for a third party.

5.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for the peripheral telecom service Party B received from Party A shall all be RMB4.5 billion.

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Appendix 7:   Integrated Service

1.	Main Content

Party A and Party B agree to provide or receive services from each other in accordance with the terms and conditions under this Appendix, including: catering service, equipment leasing (except the facilities/equipment covered by the Framework Agreement on Leasing of Communications Resources), vehicle service, medical care, labor service, security, hotel service, meeting service, gardening (afforestation), decoration, products sale, infrastructure agents, equipment maintenance, market development, technical support, R&D, cleaning service, parking service, employment training, warehousing (such as storage of telecom equipment, including parts and circuits), advertisements (such as producing and publishing Party B’s ads on the media of Party A) and publication/printing, property management, and ICT services (including construction and installation supporting service, system integration service, software development, products sale and agency service, operation and maintenance service and consultancy service).

2.	Pricing Principle

2.1	The pricing and/or charging standards for the integrated service under this appendix shall be set based on the market price. If the market price is not available or unable to determine, it shall be determined based on the negotiated price by the Parties.

(1)	Market price refers to the market price or charging standard applicable to the same or similar assets or services provided by an independent third party under normal commercial terms.

(2)	Negotiated price refers to the price determined based on the reasonable cost plus the tax paid in the leasing link and reasonable profit.

(3)	While determining the price standard or reasonable profit, the management, where practicable and feasible, should refer to at least two concurrent similar comparable transactions made with independent third parties or relevant industry profit rates.

2.2	The specific amount of service fees under this Appendix shall be calculated pursuant to the relevant accounting principles applied in China from time to time (if applicable).

2.3	Party A and Party B shall review the pricing standards of every service and facility provided according to this Appendix for the next accounting year before December 31 of every year (if necessary).

2.4	Party A and Party B are expected to sign specific execution documents as needed concerning certain service provision. The execution documents shall specify the services required by one Party and the binding principles, norms, and terms and conditions under this Appendix.

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3.	Payment

3.1	The service receiving party shall pay for the service received from the other Party or its fiduciaries in a timely manner in accordance with the pricing and charging standards defined in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document.

3.2	If the service receiving party fails to pay for the relevant service fee as scheduled according to the provisions in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document, it shall pay the other Party 0.05% of the overdue amount as fine for delaying payment every one (1) day (calendar day, hereinafter inclusive); if the payment is deferred for sixty (60) days, the other Party may inform the service receiving party in written form of the suspension of the service; and if the service receiving party fails to pay the relevant service fee within thirty (30) days upon the receipt of the written notification, the other Party may declare the termination of the relevant service. However, the suspension or termination of the service will not affect the rights and obligations that have arisen between the Parties under this Appendix.

4.	Priority

4.1	For the same service, if the terms and conditions provided by an independent third party are not superior to those provided by the other Party, the Party shall give priority to the other Party.

4.2	The Parties make commitment that the conditions that one Party provide for a third party will not be superior to that it provides for the other Party concerning the same or similar services under this Appendix.

4.3	Only under the circumstance that services provided by one Party for the other Party under this Appendix will not be affected, may the providing Party have the right to provide services for a third party.

5.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for the integrated service received by Party B from Party A shall all be RMB3.5 billion, and that for the integrated service received by Party A from Party B shall all be RMB400 million.

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Appendix 8:   Shared Service

1.	Service Content

Party A and Party B agree to provide or receive relevant services from each other based on the terms and conditions agreed upon under this Appendix, including (but not limited to): (1) the Headquarters’ HR service provided by Party B for Party A; (2) the mutually provided business support center (BSC) service; and the hosting service related to the services in (1) and (2) provided by Party B for Party A; (3) sites provided by Party A for Party B and other shared services listed by the Headquarters.

2.	Headquarters’ HR Service

The HR service offered by Party B for Party A include the shared service of administrative personnel and business operational management personnel at the Headquarters in order to host Party A’s businesses, finance and personnel.

3.	Business Support Center Service

3.1	The BSC service provided by Party B for Party A includes:

(1)	Collecting the data on international communications service, billing, generation of the monthly account and account checking and settlement with overseas operators;

(2)	Responsible for services with a whole-network nature, including but not limited to the collection and distribution of the roaming data about the smart network (such as 300 and 800), IP cards, and PHS SMS, as well as the generation of inter-province roaming billing;

(3)	Settlement with other domestic operators or settlement entities for the whole network;

(4)	Intra-network settlement; and

(5)	Providing statistical reports on business data for the associated units of Party A.

3.2	The BSC service provided by Party A for Party B includes:

(1)	Producing and issuing telephone cards and IC cards for the backbone smart networks of Party A (hereinafter referred to as “telecom cards”), including qualification verification, evaluation and management of card suppliers and relevant raw materials suppliers; organization of card supplier bidding and signing of framework agreement on telecom cards procurement; overseeing the contracts execution by manufacturers and provincial companies; formulating the annual theme plan of telecom cards; organizing the subscription and production of telecom cards by provincial companies based on the theme plan; signing and executing the contract on code cards of Party A and organizing their production.

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(2)	Managing telecom cards service, including development of the regulations on production of telecom cards and their graphic design; gathering statistical data on cards businesses for operational analysis.

3.3	Obligations

(1)	Party B should complete the international settlement, inter-network settlement and inter-province settlement of all services in a timely and accurate manner pursuant to the rules about international settlement, inter-network settlement and inter-province settlement introduced by the information industry authority of the State Council and report to Party A as required.

(2)	Party A should complete the design, production and management of value cards according to the agreed time limit, quantity and quality.

(3)	Party A shall meet and complete other business demands presented by Party B on time based on the business system and network capabilities.

4.	Use of Site

4.1	Purpose of Site Use

(1)	Party A agrees to provide its premise at No. 21 Financial Street, Xicheng District, Beijing (including air conditioners, power supply, utilities equipment and other relevant auxiliary facilities within), to Party B for use according to Party B’s demand.

(2)	Party B takes the above-mentioned site as its main working place.

4.2	Commitment and Guarantee

Party A guarantees that it has the right to provide the above-mentioned site (including air conditioners, power supply, utilities equipment and other relevant auxiliary facilities within) to Party B for use. If any third party, in any condition and for any reason, takes objection to Party A’s ownership and/or right of use for the above-mentioned site or assets, and hence Party B’s rights under this Appendix cannot be fulfilled or are subject to any harm, Party A agrees to assume and compensate for all the losses incurred to Party B. Party A promises to provide Party B’s auditors with the accounting records about Party A and its associated personnel concerning the connected transaction.

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5.	Other Shared Services Listed by the Headquarters

Party A provides Party B with other shared services listed by the Headquarters, such as advertisements, publicity, R&D, business reception, maintenance and repair as well as property management.

6.	Cost Apportionments of Shared Service

Party A and Party B agree that costs incurred by the Headquarters HR service provided for Party A from Party B, BSC services mutually provided, as well as site and other shared services listed by the Headquarters (including depreciation of equipment and assets added for the shared service under this agreement and the actual rental fee, property management fee and labor cost) will be shared between the two Parties based on each other’s ratio of total assets (among which, Party A’s total assets exclude those of its overseas subsidiaries and listed companies, and the apportionment ratio will be decided upon consultation with the total assets listed in the financial statements submitted to each other, and will be adjusted every year based on the change of the two Parties’ total assets). The specific settlements will be conducted by Party B with Party A in a unified way.

7.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceiling for the shared service received by Party B from Party A shall all be RMB500 million, and that for the shared service received by Party A from Party B shall all be RMB100 million.

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Appendix 9:   Financial Service

1.	Service Content

The financial service provided by Party B or its subsidiaries to Party A under this Appendix mainly include:

1.1	Deposit service;

1.2	Loans and other crediting service, including:

Loans, bill discounting, and guarantee.

1.3	Other financial services, including:

Settlement, bill acceptance, entrust loans, credit verification, financial and financing advising, consulting and agent service, approved insurance agent service, and other services that the financial service provider may engage in approved by the CBIRC under this Appendix.

2.	Pricing Principle

2.1	For deposit:

The interest rate for the deposit taken from Party A by Party B or its subsidiaries should not exceed the interest ceiling set by the People’s Bank of China (PBC) for such type of deposit, should not be higher than that set for the deposit of the same type from other customers by Party B or its subsidiaries, as well as should be no higher than the interest rate paid to Party A for the deposit of the same type by general commercial banks.

2.2	For loans:

The loan rate should follow the rate standard of the PBC, and be no less than the rate set for the same type loan of other customers by Party B or its subsidiaries, as well as be no less than the rate charged by general commercial banks for the same type loan of Party A.

2.3	For other financial services:

Regarding the service fee charged by Party B or its subsidiaries for providing financial services to Party A, if the PBC or the CBIRC has rules on charging standards, the rules should be complied with. If there is no relevant rules, such service fee shall be fairly negotiated and determined by the Parties referring to the fees charged for same-type financial services on the market.

2.4	Party A, Party B and its subsidiaries may sign specific execution documents as needed from time to time concerning certain service provision. The execution documents shall specify the services required by Party A and the binding principles, norms, and terms and conditions under this Appendix.

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3.	Payment

3.1	Party A shall pay for the service received from Party B or its subsidiaries in a timely manner in accordance with the pricing and charging standards defined in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document.

3.2	If Party A fails to pay for the relevant service fee as scheduled according to the provisions in this Appendix, the supplementary agreement to this Appendix (if any) and the execution document, Party B or its subsidiaries may claim overdue fine in accordance with the rules and standards of the PBC or the CBIRC; if the payment is deferred for sixty (60) days, Party B or its subsidiaries may inform Party A in written form of the suspension of the service; and if Party A fails to pay the relevant service fee within thirty (30) days upon the receipt of the written notification, Party B or its subsidiaries may declare the termination of the relevant service. However, the suspension or termination of such service will not affect the rights and obligations that have arisen between Party A and Party B or its subsidiaries under this Appendix.

4.	Transaction Ceiling

For the years of 2020, 2021, and 2022, the transaction ceilings for the financial service provided by Party B to Party A shall respectively be:

No more than RMB8.2 billion regarding daily deposit balance (interests included);

No more than RMB11 billion regarding daily loan balance (interests included) and the balance of other crediting services per day, of which, the guarantee balance per day shall be no more than RMB100 million; and

No more than RMB100 million for service fees charged by other financial services.

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